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                                                                    EXHIBIT 11.1


The following is a reconciliation of the Company's net income and weighted average shares outstanding for the purpose of calculating basic and diluted earnings per share for all periods presented (in thousands):

                                                Three Months Ended                       Six Months Ended
                                        ------------------------------------    ------------------------------------
                                         September 30,       September 26,       September 30,       September 26,
                                             1997                 1998                1997                1998
                                        ---------------     ----------------    ----------------    ----------------
                                        Income   Shares     Income    Shares    Income    Shares    Income    Shares
                                        ------   ------     ------    ------    ------    ------    ------    ------
Net income                              $1,152              $3,401              $1,555              $6,006

Less: preferred stock dividends           (150)                 --                (300)                 --
                                        ------              ------              ------              ------
Basic EPS:
     Income (loss) allocated to
       common shareholders/weighted
       average shares                    1,002    1,136      3,401    10,652     1,255    1,112      6,006    10,627

Effect of Dilutive Securities
     Warrants                                     1,190                   --              1,190                   --
     Options                                        558                  488                588                  505
     Convertible preferred stock           150    3,794                   --       300    3,794                   --
                                        ------    -----     ------    ------    ------    -----     ------    ------
     Diluted EPS                        $1,152    6,678     $3,401    11,140    $1,555    6,654     $6,006    11,132
                                        ======    =====     ======    ======    ======    =====     ======    ======

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